UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Sierra Bancorp
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 23, 2018

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 at 7:30 p.m. on Wednesday, May 23, 2018.

At the annual meeting, you will be asked to consider and vote on the following matters:

1.            Election of Directors. To elect the following four individuals to serve as Class I directors until the 2020 annual meeting of shareholders and until their successors are elected and qualified:

Robb Evans	Lynda B. Scearcy
James C. Holly	Morris A. Tharp

2.            Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2018.

3.            Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4.            To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of the above nominees, and “FOR” Proposals 2 and 3.

Only shareholders of record at the close of business on March 26, 2018 are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate or registered book entry form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. If you hold your shares in certificate or registered book entry form, please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 20, 2018	By Order of the Board of Directors

Alexandra Blazar Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2018 Annual Meeting of Shareholders to be held on May 23, 2018

This proxy statement and the Company’s 2017 Annual Report to Shareholders are available electronically at

www.sierrabancorp.com/financials

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 23, 2018

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California at 7:30 p.m. on Wednesday, May 23, 2018 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 20, 2018.

The matters to be considered and voted upon at the Meeting will be:

1.            Election of Directors. To elect four nominees to serve as Class I directors until the 2020 annual meeting of shareholders and until their successors are elected and qualified.

2.            Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2018.

3.            Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4.            To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate or registered book entry form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of the nominees for directors set forth herein, “FOR” Proposals 2 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but our officers, directors and regular employees may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES

There were 15,241,180 shares of the Company’s common stock issued and outstanding on March 26, 2018, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of four directors to serve until the 2020 Annual Meeting of Shareholders requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants and the advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than 11 until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at nine.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following four Class I directors whose terms expire this year, for an additional term of two years:

Robb Evans	Lynda B. Scearcy
James C. Holly	Morris A. Tharp

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. See “VOTING SECURITIES” above. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Board of Directors’ Recommendation

Your Board of Directors unanimously recommends a vote “FOR”

each of the nominees listed in this proxy statement.

The following table sets forth information as of March 26, 2018 with respect to (i) each of the persons nominated by the Board of Directors for election as directors, all of whom are also directors of the Company, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

			Term to Expire/ Director Since	Common Stock Beneficially Owned on March 26, 2018
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age		Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	78	2020/ 2000 (1977)[6]	511,175	[7]	37,500	3.59%

Albert L. Berra[8] Director	Rancher/Retired Orthodontist[9] (Owner Berra Farms)	77	2019/ 2000 (1977)[6]	259,886	[10]	37,500	1.95%
Vonn R. Christenson Director	Partner, Christenson Law Firm[11]	38	2019/ 2016	430		5,000	0.04%

Laurence S. Dutto[8] Director	Retired (formerly Provost, College of the Sequoias)	70	2019/ 2016	3,570		5,000	0.06%

1 All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.

2 None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated.

3 Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

4 Represents option shares which are vested or will vest within 60 days of March 26, 2018 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “– Compensation of Directors.”

5 This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of March 26, 2018 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”

6 Year first elected or appointed a director of Bank of the Sierra (if different).

7 Includes 16,115 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no investment power.

8 Dr. Berra and Dr. Dutto are first cousins.

9 Dr. Berra owned and operated Albert L. Berra, DDS, an orthodontic practice in Porterville, until he retired and sold his practice in 2014.

10 Includes 80,704 shares held by Berra Investments, a limited partnership in which Dr. Berra and his spouse are general partners; 22,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee, as to all of which shares he has sole voting and dispositive power; and 30,793 shares held by Dr. Berra’s spouse as separate property, as to which shares Dr. Berra has neither voting nor investment power.

11 Mr. Christensen has been a partner in this law firm since 2014; previously he was an associate attorney at Call & Jensen, APC since 2010.

(Table and footnotes continued on following page.)

			Term to Expire/ Director Since	Common Stock Beneficially Owned on March 26, 2018
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age		Number of Shares[3]		Vested Option Shares[4]		Percentage of Shares Outstanding[5]

Robb Evans Director	Chairman, Robb Evans & Associates, LLC (Fiduciaries, Asset Managers, and Consultants)	77	2020/ 2016	22,000	[12]	5,000		0.18%

James C. Holly Vice Chairman of the Board	Retired Banker (formerly Chief Executive Officer, Bank of the Sierra and Sierra Bancorp)[13]	77	2020/ 2000 (1977)[6]	418,176	[14]	37,500		2.98%

Kevin J. McPhaill President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp[15]	45	2019/ 2015	8,000		44,000	[16]	0.34%

Lynda B. Scearcy Director	Retired Tax Professional (formerly Tax Professional/CPA, McKinley Scearcy Associates, an H&R Block Company)[17]	72	2020/ 2007	6,718	[18]	37,500		0.29%
Gordon T. Woods Director	Owner and Operator, Gordon T. Woods Construction; Chief Executive Officer, Hydrokleen Systems[19]	82	2019/ 2000 (1977)[6]	25,000		22,500		0.31%

(Certain footnotes appear on previous page.)

12 Includes 5,000 shares held by Mr. Evans’ spouse in an IRA account, as to which shares Mr. Evans has neither voting nor investment power.

13 Mr. Holly served as President and Chief Executive Officer of the Bank and the Company from their inceptions in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities from January 1, 2014 until he retired on March 31, 2015. He was appointed Vice Chairman of the Board effective April 1, 2015.

14 Includes 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power.

15 Mr. McPhaill was appointed President and Chief Executive Officer of the Bank and the Company effective April 1, 2015. Previously, he served as President and Chief Operating Officer of both entities since January 1, 2014, and as Executive Vice President and Chief Banking Officer of both entities from 2006 through 2013.

16 Messrs. McPhaill and Taylor exercised 2,000 and 5,000 of their vested option shares, respectively, subsequent to the record date.

17 Ms. Scearcy served as a tax professional/CPA at McKinley Scearcy Associates, an H&R Block Company, from November 2014, when McKinley Scearcy Associates was acquired by H&R Block, to November 2016; and as a part time consultant to H&R Block from November 2016 until her retirement in September 2017. Prior to the acquisition, Ms. Scearcy was the tax partner at McKinley Scearcy Associates, Certified Public Accountants, since 1988.

18 Includes 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.

19 Gordon T. Woods Construction is an engineering construction company building industrial and municipal water and waste water systems, and Hydrokleen Systems is a designer and manufacturer of water and waste treatment systems.

(Table and footnotes continued on following page.)

			Term to Expire/ Director Since	Common Stock Beneficially Owned on March 26, 2018
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age		Number of Shares[3]	Vested Option Shares[4]		Percentage of Shares Outstanding[5]

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp	58	n/a	25,300	25,000	[16]	0.33%

James F. Gardunio Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp	67	n/a	–	27,700		0.18%

Michael W. Olague Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp[20]	62	n/a	–	23,000		0.15%
Directors and Executive Officers as a Group (12 persons)				1,280,255	307,200		10.21%

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

(Certain footnotes appear on previous page.)

20 Mr. Olague was appointed Executive Vice President and Chief Banking Officer of the Bank and the Company effective January 1, 2015. Previously, he served as Senior Vice President and Manager of the Bank’s Bakersfield/Delano area since November 2009.

Director Independence

General. The Board has determined that all of its directors are “independent” as that term is defined by Nasdaq rules, with the exception of director McPhaill, who is a current employee of the Company; and director Holly, who was an employee until he retired on March 31, 2015. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2017, our Board of Directors held a total of 13 meetings. Each incumbent director who served as a director during 2017 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2017.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All but one of our then directors attended our Annual Meeting of Shareholders in 2017.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering a possible candidate for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a diverse group of individuals drawn from various market sectors and industry groups with a presence in the Company’s markets. The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current Board representation provides backgrounds in accounting, banking, farming, legal, manufacturing, and retail. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, legal matters, marketing, retail, and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Morris A. Tharp is an original proponent of the Bank and has served as Chairman of the Board of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on the Audit, Compliance and CRA Committee (the “Audit Committee”) and the Governance Committee for many years, and is also an ex officio member of all other Board committees. Mr. Tharp is a native of Porterville and following his schooling, joined his father in the family business of E.M. Tharp, Inc. Over the years, he has purchased the family business and is now sole owner. For many years he has been very involved in community activities. In selecting Mr. Tharp as a nominee, the Board considered the following: his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his leadership qualities and management expertise gained by owning and running his own company, and his involvement in the local community.

Albert L. Berra has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on numerous committees of the Bank and the Company throughout that time and is currently Chairman of both the Audit Committee and the Compensation Committee and a member of the Governance Committee. A native of Porterville, Dr. Berra attended the University of California, Berkeley after high school and went on to St. Louis University to complete his dental and orthodontic training. After service in the U.S. Army, Dr. Berra returned to Porterville to establish his orthodontic practice, which he operated continuously since his return until he retired and sold his practice in 2014. He also runs a farming operation in the area. Dr. Berra is involved in many community activities. Dr. Berra was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience operating his own business, his agricultural expertise, and his active involvement in the local community.

Vonn R. Christenson was appointed to the Boards of the Bank and the Company effective September 15, 2016, and was simultaneously appointed to serve on the Governance Committee and the Investment Committee. He graduated from Brigham Young University with honors in 2003, and earned his J.D. at Harvard Law School in 2006. After working for a time as an attorney in Orange County, California, Mr. Christenson joined the Christenson Law Firm in Porterville, California, specializing in business and contract disputes, personal injury, medical malpractice, and intellectual property litigation. He currently resides in Porterville and is actively involved in the community including with the Porterville Optimist Club, the Porterville Chamber of Commerce Board of Directors, and the Porterville Unified School District Academy of Law, Justice & Ethics Advisory Board. Mr. Christenson was selected to serve on the Board due in part to his active involvement in the local community, his stellar educational background, and his ability to add a unique legal perspective to Board discussions.

Laurence S. Dutto, Ph.D., was appointed to the Boards of the Bank and the Company effective September 15, 2016, at which time he was also appointed to serve on the Governance Committee and the Insurance Committee. Dr. Dutto, a resident of Visalia, California, is a retired college administrator with extensive hands-on agricultural experience. His decorated 30-year career at College of the Sequoias in Visalia, California includes service as Provost of the Tulare College Center, Dean of Academic Services, Dean of Technical Education, Agriculture Division Chair, and Faculty Academic Senate President. His prior experience includes 15 years working on his family’s dairy farm. He was appointed to the Board due in part to his management and administrative expertise and his community connections, and to help strengthen the Bank’s ties to the local agricultural community.

Robb Evans was appointed to the Boards of the Bank and the Company effective September 15, 2016, at which time he was also appointed to serve on the Governance Committee and the Audit Committee. He is currently designated as an audit committee financial expert. Mr. Evans is the Chairman of Robb Evans & Associates LLC, which acts as a fiduciary or advisor in complex corporate and financial matters. He was formerly Chairman of the Board of Coast Bancorp and Coast National Bank, which were acquired by Sierra Bancorp in July 2016, and he helped facilitate the post-acquisition integration of Coast by maintaining board-level ties to our new market area. He also has extensive executive-level banking experience, including prior service as Chief Executive Officer at four different California banks, three international banking corporations chartered by the Federal Reserve, and a Hong Kong merchant bank. Mr. Evans has served as a California Special Deputy Commissioner of Financial Institutions and Special Deputy Superintendent of Banks. He maintains residences in both Bakersfield and Cambria, California. He was appointed to the Board because of his broad-ranging association with banking industry experts and regulators and his extensive financial and management expertise in the banking arena, including a familiarity with opportunities and challenges facing our industry.

James C. Holly is a founding Director and Vice Chairman of the Board of both the Bank and the Company, and currently serves as Chairman of the Senior Loan Committee and as a member of the Investment Committee. He served as President and Chief Executive Officer of both entities from their formations in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities until he retired on March 31, 2015, and was appointed Vice Chairman of the Board effective April 1, 2015. He was born and raised in Racine, Wisconsin and received both a BBA and an MBA degree from the University of Wisconsin. Mr. Holly is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and served as a Commissioned Officer in the U.S. Army. He began his banking career with United California Bank, now Wells Fargo Bank. After 10 years as a branch manager, Mr. Holly left United California Bank and joined in the effort to organize Bank of the Sierra of which he served as President and Chief Executive Officer from its inception in 1977 until January 1, 2014, and served as Chief Executive Officer until his retirement in March 2015. He is a current director of the Sequoia Parks Conservancy, a philanthropic and educational organization. In selecting Mr. Holly as a nominee, the Board considered the following: his leadership capabilities; his long tenure and strong track record as President and CEO of the Bank; his deep understanding of bank lending, operations, and financial management resulting from his banking background; his extensive network in the banking industry; his knowledge of the local economy; and his involvement in the local community.

Kevin J. McPhaill has been a director of the Bank and of Sierra Bancorp since January 1, 2015 and was appointed President and Chief Executive Officer of the Company and the Bank effective April 1, 2015. He also serves on the Senior Loan Committee and the Investment Committee. Mr. McPhaill is a native and current resident of Visalia, California, and his educational background includes a bachelor’s degree from Fresno Pacific University, a master’s degree in business administration from Fresno State, and the successful completion of post-graduate training at the Southwestern Graduate School of Banking at Southern Methodist University. He has been employed by Bank of the Sierra since June 2001, starting as the regional manager of the Hanford area, then progressing to Executive Vice President and Chief Banking Officer of the Company and the Bank in 2006, to President and Chief Operating Officer of the Company and the Bank in 2014, and to his current positions on April 1, 2015. Mr. McPhaill is involved in the local community, and is active in financial education outreach efforts to primary and secondary schools in the Bank’s market areas. Mr. McPhaill was selected to serve on the Board because of his leadership abilities; his extensive experience at the Bank and other financial institutions; his knowledge of the Bank’s culture; his lending, operations, and management experience; and his insight into key factors that drive the Bank’s financial success.

Lynda B. Scearcy has been a director of the Bank and of Sierra Bancorp since December 2007. She has been a valuable member of the Audit Committee since that time and is currently designated as an audit committee financial expert. She also serves on the Senior Loan Committee, the Compensation Committee, the Investment Committee, and the Governance Committee. Ms. Scearcy received her undergraduate degree from the University of Florida and her Master’s Degree in Taxation from San Joaquin College of Law. Ms. Scearcy is a retired tax professional. She was previously the tax partner at McKinley Scearcy Associates, an accounting and consulting firm which she joined in 1983. McKinley Scearcy Associates sold to H&R Block in November 2014, and Ms. Scearcy retired from the firm in September 2017. She is deeply committed to the community, as demonstrated by her involvement with, among others, the Rotary Club of Porterville (Past President), Porterville Chamber of Commerce (Past Treasurer), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Board Member). In selecting Ms. Scearcy as a nominee, the Board considered the following: her strong educational background, her experience as a partner and leader at her accounting and consulting firm, her deep understanding of accounting and tax issues, her financial acumen, and her strong commitment to and involvement in the local community.

Gordon T. Woods was an original proponent of the Bank and has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on the Audit Committee, the Compensation Committee and the Governance Committee for many years, and is currently Chairman of the Insurance Committee and the Investment Committee. He attended Arizona State University and the University of Arizona on scholarship, majoring in chemical engineering, and is a U.S. Army veteran. His professional experience includes employment as a chemical engineer, as well as executive positions with divisions of Gulf Oil Company and Ford Motor Company. In 1969 he moved to Porterville and established Hydrokleen Systems, a designer and manufacturer of water and waste treatment systems, and in 1989 he established Gordon T. Woods Construction, an engineering construction company building industrial and municipal water and waste water systems. He is currently CEO of both of those companies. Mr. Woods has been active in numerous service organizations in Porterville and has also served on the Porterville City Council, including two years as Mayor and two years as Mayor Pro-Tem. Mr. Woods was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience in executive positions at international companies, his success at owning and operating his own businesses, his financial acumen, and his involvement in the local community.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice, the name and address of the shareholder and the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedure and requirements for shareholders to nominate directors (as opposed to making recommendations as described above) are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2019 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 21, 2018.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all but two of our directors are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee, and Governance Committee are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, financial reporting risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of these risks, while the Board, as a whole and through its committees, particularly the Audit and Senior Loan Committees, has responsibility for the oversight of risk management and consideration of the Company’s entire risk profile. The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s objectives. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Senior Loan Committee (comprised of directors), of which Mr. Holly is chairman, is responsible for monitoring and controlling risks associated with lending. This committee meets twice a month, and the Chief Credit Officer presents detailed reports to the committee at least once per month (including loan concentration reports, details on nonperforming loans and foreclosed assets, etc.).

The Audit Committee is responsible for overseeing the Company’s financial reporting risk and the entire audit function, and it evaluates the effectiveness of internal and external audit efforts. It receives a status report from the Company’s Internal Audit Coordinator on at least a quarterly basis regarding the adequacy and effectiveness of internal control systems, and from the Company’s Risk Manager regarding the Company’s overall risk management and compliance efforts.

The full Board takes responsibility for ensuring that other risks are monitored and controlled, including liquidity and interest rate risk, and the Chief Financial Officer presents quarterly reports to the Board to assist with this responsibility. In addition, to accomplish the Board’s overall risk management strategy, the Board works closely, and meets frequently and as necessary, with senior management to discuss strategy and risks facing the Company. Senior management attends appropriate portions of the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors. While we believe that this division of responsibility is the most effective approach for addressing the risks facing our Company, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit, Compliance and CRA Committee (the “Audit Committee”), composed of directors Berra (Chairman), Evans, Scearcy, Tharp and Woods, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. The Board has designated Lynda Scearcy and Robb Evans as “audit committee financial experts” under SEC rules.

During the fiscal year ended December 31, 2017, the Audit Committee held a total of 12 meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all Company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk management assessment of the Company’s branches, credit centers and operating units and assigns priorities for the coming year to have independent reviews conducted by loan, operational, information systems and compliance teams hired by the committee. The committee meets with such independent review consultants on at least an annual basis and approves the contractual basis of each engagement letter and arrangement under consideration. Further, as part of its regular meeting schedule, the committee reviews annual and quarterly SEC reports and discusses those reports with Management and the independent accountants as appropriate. The committee also meets with the accounting audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee. Additionally, the committee reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also reviews and approves any and all management-initiated responses to engagements conducted by independent consultant firms or regulatory agencies, prior to their submission to such firm or agency. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2017. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received written disclosures and a letter from our independent public accountants as required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526, and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 27 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Submitted by:
Albert L. Berra, Chairman	Lynda B. Scearcy
Robb Evans	Morris A. Tharp
Gordon T. Woods

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”), comprised of directors Tharp (Chairman), Berra, Christenson, Dutto, Evans, Scearcy, Woods, and Robert L. Fields (until his retirement in February 2018), each of whom qualifies as an independent director under the Nasdaq rules. The Governance Committee met once during 2017. The primary functions of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xii) review and oversee matters relating to the independence of Board and committee members; and (xiii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee

General. The Board of Directors has a Compensation Committee, of which directors Berra (Chairman), Scearcy, Tharp and Woods are members. Retired director Robert L. Fields also served as a member of the Compensation Committee through May 2017. The Compensation Committee met twice during 2017. All of the current and former members of the Compensation Committee are independent directors under Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may participate; (ii) approve option grants or restricted stock awards to the Company’s “Named Executive Officers” unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”) in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2017. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

In addition, the Compensation Committee reviewed the compensation structure for employees of the Company and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for the Company.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman	Morris A. Tharp
Lynda B. Scearcy	Gordon T. Woods

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to maintain compensation plans that are competitive relative to those of similar publicly-traded banking institutions, and to provide a substantial level of at-risk compensation for our executives that depends in part on the Company’s financial performance. Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; annual discretionary bonuses based on performance guidelines; and longer-term incentive awards, including stock option grants, salary continuation agreements, and split-dollar life insurance benefits. The Compensation Committee periodically evaluates and adjusts the weighting of these components to support Company objectives. The Compensation Committee and the Board also believe it is important to ensure that the compensation of the CEO is equitable and reasonable in relation to that of the other Named Executive Officers, and that the compensation of the other Named Executive Officers is reasonable in relation to each other given their respective duties and responsibilities, experience, and certain other relevant factors. We do not have employment agreements with our Named Executive Officers, but in some instances we do provide salary continuation agreements as described below.

Process for Making Compensation Decisions

Roles of the Compensation Committee. The Compensation Committee reviews executive compensation, and makes recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits. In making its recommendations to the Board, the Compensation Committee evaluates compensation for comparable positions at peer institutions (where such data is publicly available), the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal fairness, the past performance and future goals of the CEO, and independent analysis performed by the committee. The specific factors considered are detailed below under “Targeted Compensation” and “Elements of Executive Compensation.” The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. The Compensation Committee did not retain a consultant in 2017; rather, it directed Company personnel to utilize publicly available data to update a peer compensation study completed for the Company in the past by a professional compensation consulting firm.

Role of the Chief Executive Officer. The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2017, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The Compensation Committee can exercise its discretion in modifying the CEO’s recommendations before making its recommendations to the Board, but generally accepts them as presented. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers. The CEO is not involved with any aspect of determining his own pay.

Targeted Compensation

As noted, the referenced peer compensation study is used to assist in establishing targeted compensation levels for all Named Executive Officers. For the most recently completed study, the peer group was comprised of 15 publicly-traded bank holding companies or banks headquartered in California or the Pacific Northwest, with total assets between 50% and 250% of those of the Company and a median asset size of $2.7 billion (the “Peer Group”).21 The Peer Group will be subject to modification for future studies to ensure that it continues to meet the desired comparison criteria. The study provides an analysis of base salary, short-term incentives (including incentive bonuses), and long-term incentives (including the value of stock option awards and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers with positions equivalent to the Named Executive Officers for whom compensation information is publicly disclosed.

Another element in assessing appropriate levels of Total Direct Compensation for the Named Executive Officers is the Company’s financial performance relative to peer institutions. Financial comparisons for 2017 were not as meaningful at they might otherwise have been due to year-end deferred tax asset revaluation charges that impacted financial institutions to varying degrees, and nonrecurring items including $2.225 million in acquisition costs that were recorded by the Company during the year. Furthermore, some of our peer financial institutions were acquired during 2017 and did not have full-year financial results available. Nevertheless, using information that was obtainable for 2017, the Company’s return on average assets and return on average equity were at the 67th and 58th percentiles, respectively relative to peer institutions, and our total risk-based capital ratio was at the 73rd percentile.

Based on favorable trends in the Company’s net income and financial performance metrics, financial performance relative to peer institutions, compensation data in the peer study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and other independent analysis performed by the Compensation Committee, the committee selected the Peer Group 75th percentile for Total Direct Compensation as a general target for Total Direct Compensation for the Named Executive Officers. Because the most recent available peer compensation data is from 2016, the committee also took into account the fact that compensation targets for 2018 are based on peer data that is two years old and peer compensation has likely increased since then. Furthermore, after applying the principle of internal equity and in consideration of prior position-specific experience, Total Direct Compensation established by the Compensation Committee for an individual Named Executive Officer might exceed or fall short of the percentile target. With regard to the components of Total Direct Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while striving to ensure that neither base salary nor potential short-term incentive compensation are substantially below the Peer Group median.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate 2018 targets for base salaries and short-term incentive compensation for the Named Executive Officers. The Compensation Committee then presented its recommendations to the Board, which unanimously approved those recommendations. This ultimately resulted in base salary increases of 9% for the Chief Executive Officer, 6% for the Chief Financial Officer and the Chief Credit Officer, and 11% for the Chief Banking Officer relative to their base salaries paid during 2017. For 2017 over 2016, base salary increases totaled 9% for the President/CEO, the CFO, and the CCO, and 13% for the CBO. The incentive bonus potential for 2018 was established as 75% of base salary for the CEO and 50% of base salary for the other Named Executive Officers, which is unchanged from 2017. When factoring in the increased base salaries, the estimated fair value of stock options granted in the first quarter of 2018, and a full incentive bonus payout, the potential Total Direct Compensation for Named Executive Officers for 2018 would be at the following percentile rankings relative to the Peer Group’s 2016 compensation data: the 47th percentile for the CEO, the 74th percentile for the CFO, the 67th percentile for the CCO, and the 65th percentile for the CBO. As a validity check, the Company also measured 2016 compensation for our Named Executive Officers relative to the Peer Group’s 2016 compensation data, which places the CEO at the 40th percentile, the CFO at the 53rd percentile, the CCO at the 23rd percentile, and the CBO at the 29th percentile.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Base salaries are reviewed and adjusted annually, as necessary, to realign them with market levels after taking into account individual responsibilities, work experience and job performance.

21 The Peer Group consists of the following banks and bank holding companies: Bank of Commerce Holdings, Redding, California; Bank of Marin Bancorp, Novato, California; Central Valley Community Bancorp, Fresno, California; CU Bancorp, Encino, California; Farmers & Merchants Bancorp, Lodi, California; First Foundation Inc., Irvine, California; FNB Bancorp, South San Francisco, California; Hanmi Financial Corporation, Los Angeles, California; Heritage Commerce Corp, San Jose, California; Heritage Financial Corporation, Olympia, Washington; Pacific Continental Corporation, Eugene, Oregon; Pacific Mercantile Bancorp, Costa Mesa, California; Preferred Bank, Los Angeles, California; Provident Financial Holdings, Inc., Riverside, California; and TriCo Bancshares, Chico, California.

Discretionary Annual Bonus. The Board of Directors has the authority to award discretionary annual bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee. The Board has adopted a Graduated Incentive Pay-out Plan for Named Executive Officers that is dependent on individual performance, as determined by the Compensation Committee and the Board with input from the CEO in the case of the other Named Executive Officers, and the Company’s financial performance relative to Board-approved targets. Earnings targets and individual performance goals are carefully established to provide a challenge, while at the same time being realistically achievable without engaging in activities posing excessive risk. The Board establishes potential levels for incentive bonuses at the start of each fiscal year, based on the recommendations of the Compensation Committee.

Bonuses for any given calendar year are typically accrued as an expense by the Company during the year for which they are applicable but are not paid until March of the following year, subsequent to our receipt of the final audit report and the review and approval of bonus recommendations by the Board of Directors. For 2017, the Graduated Incentive Pay-out Plan specifies a potential bonus level of 75% of base salary for the President/CEO, and 50% of base salary for other Named Executive Officers. However, the plan also specifies that these potential levels are guidelines only, and that all payments made pursuant to the plan are ultimately made at the discretion of the Board of Directors. The Compensation Committee makes recommendations to the Board concerning discretionary bonuses for the Named Executive Officers, and the Board approves final bonus amounts. The earnings targets established for 2017 required the Company to achieve pre-tax income excluding the impact of non-recurring acquisition costs (“Adjusted Pre-Tax Income”) of at least $29.922 million for a potential full bonus payout, and minimum Adjusted Pre-Tax Income of $14.961 million for any bonus payment. If actual Adjusted Pre-Tax Income was between those two targets, then the potential payout ratio would have been equal to Adjusted Pre-Tax Income for the year divided by $29.922 million. Based on the favorable variance in Adjusted Pre-Tax Income relative to our 2017 earnings targets, the Company’s Named Executive Officers were approved for and ultimately received discretionary bonuses equal to their maximum potential short-term incentive pay that had been established for the year.

Equity Incentives and Stock Ownership. Our 2017 Stock Incentive Plan (the “2017 Plan”) authorizes the Board of Directors or the Compensation Committee in their discretion to grant directors, consultants and employees of the Company restricted stock awards and/or options to purchase shares of our common stock. We have not issued, nor do we currently have plans to issue, restricted stock awards. Rather, we expect to continue to use stock options as our primary long-term equity incentive vehicle as has been our past practice. The Board and the Compensation Committee feel that stock options align the interests of our executives with those of our shareholders, provide a balance to the shorter-term nature of base salary and discretionary annual bonuses, and are the best form of equity compensation from the standpoint of encouraging executive retention.

The Company granted options to purchase 5,000 common shares to each Named Executive Officer in the first quarters of 2018, 2017 and 2016. All stock options granted to Named Executive Officers in 2018 have a vesting period of one year, while options granted in 2017 and 2016 vested immediately on the grant date. Stock options will normally be granted during open trading windows (i.e., at times when directors and executive officers are permitted to trade personally) pursuant to the Company’s Insider Trading Policy, and no options may be granted to anyone if material nonpublic information is available to the Board at the proposed grant date. Additional details concerning the 2017 Plan and options held at December 31, 2017 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” We do not have requirements for our executives with regard to specific levels of stock ownership.

Salary Continuation Agreements. We have entered into salary continuation agreements with some of our Named Executive Officers that provide annual benefits of up to $150,000 per year for periods of up to 15 years, with payments commencing after retirement from the Company. The benefit amounts and terms are determined by the individual’s position and scope of responsibility, as well as the amount of the annual expense accrual required to accumulate the appropriate liability for payment obligations. Expense accruals associated with salary continuation agreements are reflected in compensation tables as a change in pension value for the applicable officer. No benefits are payable in the event of a voluntary termination prior to a specified retirement age, or an involuntary termination for cause. However, the salary continuation benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.” At the time these agreements were executed, the Board had determined that providing this benefit was a competitive necessity, as virtually all comparable institutions offered similar agreements to their executive officers.

Split-Dollar Life Insurance. We also have split-dollar life insurance agreements with our Named Executive Officers. In connection with those agreements, the Company purchased life insurance policies on the lives of the executives. The Company owns the insurance policies, is entitled to their cash surrender value, and is responsible for paying the cost of the insurance. In the event of the executive’s death, the split-dollar agreements provide that a portion of the policy proceeds shall be paid to the executive’s designated beneficiaries. In some cases, but not all, the split-dollar allocation continues after the executive’s retirement. The executive is responsible for taxes on the imputed value of the split-dollar life insurance benefit, except for certain agreements entered into prior to 2005 where the Company pays the executive an annual “bonus” sufficient to reimburse the Company for the imputed value of the insurance and pay income taxes on the bonus. The Company also provides a small amount of additional life insurance coverage to the Named Executive Officers under its group term life insurance program, which is provided to all employees.

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer all or part of their cash compensation for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation accruals with tax-advantaged income/losses on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. No above-market or preferential earnings are provided by the Company with respect to these plans. Further details on the 409A Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees. After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors, which has typically resulted in a Company contribution to plan participants in the range of 50% to 75% of the lesser of the participant’s actual contribution or 6% of the participant’s gross cash compensation during the preceding calendar year. Other benefits available to all employees include medical, dental, and vision insurance. Executive officers may also be provided with club memberships, an automobile allowance, mileage reimbursement, use of a Company-owned automobile, and/or use of a cell phone or a cell-phone allowance. Reportable benefits totaling $10,000 or more are described in the Summary Compensation Table below.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on the Company. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, and we believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers whose total compensation for the fiscal year ended December 31, 2017 exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation

Name and Principal Position	Year	Salary[22]	Bonus[23]	Option Awards[24]	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings[25]	All Other Compensation		Total
Kevin J. McPhaill President and Chief Executive Officer	2017	$434,000	$325,500	$30,629	$24,350	$56,613	[26]	$871,092
	2016	400,000	300,000	14,254	22,143	57,313	[26]	793,710
	2015	331,993	248,995	72,282	20,110	53,456	[26]	726,836

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	2017	$315,000	$157,500	30,629	$127,874	$27,221	[27]	$658,224
	2016	290,000	145,000	14,254	115,358	26,774	[27]	591,386
	2015	273,686	136,843	–	103,863	26,510	[27]	540,902

James F. Gardunio Executive Vice President and Chief Credit Officer	2017	$315,000	$157,500	30,629	–	$26,165	[28]	$529,294
	2016	290,000	145,000	14,254	276	25,747	[28]	475,277
	2015	244,517	122,250	–	48,043	25,586	[28]	440,396

Michael W. Olague Executive Vice President and Chief Banking Officer	2017	$270,000	$135,000	30,629	–	$30,679	[29]	$466,308
	2016	240,000	120,000	14,254	–	24,400	[29]	398,654
	2015	200,000	100,000	–	–	23,987	[29]	323,987

22 Includes portions of these individuals’ salaries which were deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation” below. Employer matching contributions under the 401(k) Plan are included in the “All Other Compensation” column of the above table.

23 Amounts are based on the Company’s Graduated Incentive Payout Plan discussed in the Compensation Discussion and Analysis above. Portions of these amounts may have been deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation.”

24 Represents the aggregate grant date fair values of options awarded during the year, as computed pursuant to FASB accounting standards on stock options. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2017.

25 Represents salary continuation plan accruals, i.e., additions to the accrued liability balance established with respect to the benefit obligation for each Named Executive Officer with a post-retirement salary continuation agreement. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. See “Pension Benefits,” “Potential Payments Upon Termination or Change in Control,” and “Deferred Compensation” below.

26 Includes director fees of $34,105, $35,100 and $30,805 for 2017, 2016 and 2015, respectively; the imputed value for personal use of a Company car of $10,293, $10,227 and $10,669 for 2017, 2016 and 2015, respectively; employer contributions to Mr. McPhaill’s 401(k) plan account totaling $12,150 for 2017 and $11,925 per year for 2016 and 2015; and imputed premiums for life insurance benefits.

27 Includes a car allowance of $12,000 per year; employer contributions to Mr. Taylor’s 401(k) plan account totaling $12,150 for 2017 and $11,925 per year for 2016 and 2015; and cash bonuses to reimburse him for the imputed value and tax costs associated with split dollar life insurance benefits.

28 Includes a car allowance of $12,000 per year; employer contributions to Mr. Gardunio’s 401(k) plan account totaling $12,150 for 2017 and $11,925 per year for 2016 and 2015; and imputed premiums for life insurance benefits.

29 Includes a car allowance of $18,000 for 2017 and $12,000 per year for 2016 and 2015; employer contributions to Mr. Olague’s 401(k) plan account totaling $12,150 for 2017 and $11,925 per year for 2016 and 2015; and imputed premiums for life insurance benefits.

Grants of Plan-Based Awards

There were no plan-based non-equity awards granted to the Named Executive Officers in 2017. The following table furnishes information regarding stock options granted to the Named Executive Officers during 2017, which were the only plan-based equity awards granted to the Named Executive Officers in 2017:

Name	Grant Date	Number of Shares Underlying Options Granted in 2017	Exercise or Base Price[30]	Grant Date Fair Value[31]
Kevin J. McPhaill	02/16/2017	5,000	$28.21	$30,629
Kenneth R. Taylor	02/16/2017	5,000	28.21	30,629
James F. Gardunio	02/16/2017	5,000	28.21	30,629
Michael W. Olague	02/16/2017	5,000	28.21	30,629

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock options, which were the only form of equity awards held by the Named Executive Officers as of December 31, 2017:

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable[32]	Exercise Price[30]	Expiration Date
Kevin J. McPhaill	2,000	0	$19.19	11/20/18
	2,230	0	8.80	11/19/19
	4,000	0	10.73	11/18/20
	3,354	0	10.58	11/17/21
	2,416	0	10.21	11/15/22
	5,000	0	16.35	11/20/24
	10,000	15,000	16.55	04/23/25
	5,000	0	17.25	02/18/26
	5,000	0	28.21	02/16/27

Kenneth R. Taylor	2,000	0	$19.19	11/20/18
	5,000	0	10.58	11/17/21
	5,000	0	10.21	11/15/22
	5,000	0	16.35	11/20/24
	5,000	0	17.25	02/18/26
	5,000	0	28.21	02/16/27

30 The exercise price for all options is the fair market value on the date of grant, as determined by the Board of Directors in accordance with the terms of the stock incentive plan. For options granted in 2012 and later, the closing price of the Company’s stock on the grant date was determined to be substantially equivalent to the fair market value of the options. For options granted prior to 2012, the Board used the weighted average price for all trading days in the 30 calendar days immediately preceding the grant date to determine the fair market values of stock, due to the relatively limited trading market for the Company’s stock and resulting price fluctuations.

31 Represents the aggregate grant date fair value as computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2017.

32 All options in the table granted in 2017, 2016 and 2014 vested immediately on the grant date. Options granted in 2015 vest at the rate of 20% on each grant date anniversary until fully vested. Options granted prior to 2013 vested at the rate of 20% on each grant date anniversary, except for the options granted to the Chief Credit Officer in 2012 and 2011 which vested immediately upon grant. Options are for terms of 10 years. Unvested options become immediately vested in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable[32]	Exercise Price[30]	Expiration Date
James F. Gardunio	2,000	0	$19.19	11/20/18
	4,000	0	8.80	11/19/19
	4,000	0	10.73	11/18/20
	2,700	0	10.21	11/15/22
	5,000	0	16.35	11/20/24
	5,000	0	17.25	02/18/26
	5,000	0	28.21	02/16/27

Michael W. Olague	2,000	0	$8.80	11/19/19
	2,000	0	10.73	11/18/20
	2,000	0	10.58	11/17/21
	2,000	0	10.21	11/15/22
	5,000	0	16.35	11/20/24
	5,000	0	17.25	02/18/26
	5,000	0	28.21	02/16/27

Option Exercises and Stock Vested

No options were exercised by the Named Executive Officers in 2017. No information is provided concerning stock awards, as the Named Executive Officers did not have any stock awards as of December 31, 2017.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each Named Executive Officer with a Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Name	Plan Name	Number of Years Credited Service[33]	Present Value of Accumulated Benefit[34]	Payments During Last Fiscal Year

Kevin J. McPhaill	Salary Continuation Agreement	n/a	$184,410	–

Kenneth R. Taylor	Salary Continuation Agreement	n/a	694,524	–

James F. Gardunio	Salary Continuation Agreement	n/a	565,721	–

(Certain footnotes appear on previous page.)

33 Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.

34 Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the listed Named Executive Officers as of December 31, 2017. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2017, we used a 6% discount rate. Any payments made to participants pursuant to the agreements reduce the accrued liability.

401(k) Plan

The Company has a 401(k) Plan which permits all employees to contribute a portion of their annual compensation on a pre-tax basis. To ensure that the 401(k) Plan maintains its qualified status, contributions made by highly compensated employees are limited to the lesser of statutory maximum amounts or approximately 6% of their annual compensation on a pre-tax basis. Annual employer contributions may also be made to the 401(k) Plan at the discretion of the Board of Directors, for distribution to plan participants as a specified percentage of the lesser of their individual contribution or 6% of their annual compensation. The recipients of employer matching contributions are not vested in those amounts during their first year of employment but vest at the rate of 20% per year thereafter, so that by the end of their sixth year of employment they are fully vested in all employer contributions. Employer matching contributions are included as part of “All Other Compensation” in the Summary Compensation Table. Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 409A Plan, although no matching employer contributions are made to that plan. The 409A Plan is described below under “Deferred Compensation.”

Deferred Compensation

The Company has a 409A Non-Qualified Deferred Compensation Plan (the “409A Plan”), pursuant to which the Named Executive Officers among others may elect to defer all or part of their annual salary and/or bonus. The Company does not make contributions to the plan. The 409A Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 409A Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There are no above-market or preferential earnings on the 409A Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company hedges participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 409A Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2017:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[35]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[36]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End[37]

Kevin J. McPhaill	$30,000	$–	$21,424	$–	$100,535

Kenneth R. Taylor	–	–	10,162	–	259,183

James F. Gardunio	71,940	–	5,940	–	1,075,699

Michael W. Olague	339,734	–	126,134	–	1,234,894

35 These amounts were included for 2017 in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.

36 These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.

37 The balances in these accounts represent a combination of cumulative participant contributions and earnings or losses thereon. All participant contributions were reported in the Summary Compensation Table for the year earned and deferred.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2017. The benefits which would be triggered in the event of a change in control of the Company’s common stock include: (i) acceleration of unvested stock options; and (ii) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2017, any unvested stock options for the Named Executive Officers would have become vested and exercisable. Based on the closing market price of $26.56 per share for the Company’s stock on the last business day in 2017, the intrinsic value of in-the-money unvested options for Mr. McPhaill totaled $150,150 as of that date. Messrs. Taylor, Gardunio and Olague had no unvested options as of December 31, 2017. Each Named Executive Officer with a salary continuation agreement would have received the following annual benefits beginning in 2018, assuming a change in control and related termination or resignation as of December 31, 2017: Mr. McPhaill, $150,000 per year for 15 years; Mr. Taylor, $100,000 per year for 15 years; and Mr. Gardunio, $75,000 per year for 10 years. Because Mr. Gardunio had already reached his retirement age prior to December 31 2017, this does not represent an additional benefit resulting from a change in control.

If Mr. McPhaill or Mr. Taylor had left the Company at December 31, 2017 due to disability or involuntary termination without cause, they would have received their accrued liability balances of $184,410 and $694,524, respectively. Neither of these individuals would have received any benefits in the event of voluntary termination or termination for cause. Mr. Gardunio reached his normal retirement age under his agreement in August 2015, so would have received the full $75,000 per year for 10 years in the event of termination at December 31, 2017 for any reason other than cause. The material terms of the salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described in more detail below.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. McPhaill in January 2007 (amended in April 2015 in conjunction with his promotion to President and Chief Executive Officer), which entitles him to an annual benefit of $150,000 for 15 years subsequent to his retirement at age 65 or later, subject to certain restrictions. No benefits are payable in the event of a voluntary termination prior to his 65th birthday (except in connection with a change in control as discussed below), or termination for cause. In the event of cessation of employment due to disability or termination without cause prior to his designated retirement age, Mr. McPhaill’s benefit would be a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination of employment. The actual accrual balance at December 31, 2017 is shown in the Pension Benefits table above. This accrual balance is currently expected to reach $273,000 by the end of 2020 and $811,000 by the end of 2030, but is subject to change depending on the discount rate utilized. Mr. McPhaill’s benefit will be fully accrued in May 2037, at which time it will be $1.489 million. Mr. McPhaill’s revised salary continuation agreement also provides a lump sum death benefit of $1.489 million in the event of his death prior to retirement from the Company; or, in the event of death after salary continuation benefits have commenced or after he becomes eligible for such benefits to be paid, there will be no lump sum death benefit but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of a change in control of the Company’s common stock followed within 12 months by Mr. McPhaill’s resignation or termination of his employment for any reason other than death, he would be fully vested in his retirement benefits and would begin to receive such benefits within the month following termination (subject to the requirements of Section 409A of the Internal Revenue Code).

The Company also entered into a salary continuation agreement with Mr. Taylor in October 2002 (amended in January 2007 and January 2014), which provides an annual benefit of $100,000 per year for 15 years upon retirement on or after December 31, 2019, subject to certain conditions. No benefits are payable in the event of voluntary termination prior to December 31, 2019 (except in connection with a change in control as discussed below), or termination for cause. In the event of cessation of employment due to disability or termination without cause prior to December 31, 2019, Mr. Taylor would be entitled to a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination of employment. The accrual balance at December 31, 2017 is shown in the Pension Benefits table above. This amount can change depending on the discount rate utilized, but is currently expected to increase to $992,000 when the benefit is fully vested and accrued in December 2019. The Company also entered into a split dollar agreement with Mr. Taylor in October 2002 which provides for certain payments in the event of death, in addition to a death benefit provided in his salary continuation agreement. The two agreements together provide for a combined lump sum death benefit in the amount of $992,000 in the event of death prior to retirement while still employed by the Company. In the event of death after retirement or other termination of employment where Mr. Taylor is eligible for salary continuation payments, Mr. Taylor’s beneficiary will receive a lump sum death benefit of $658,000 under his split dollar agreement in addition to the salary continuation payments. In the event of a change in control of the Company’s common stock followed within 12 months by Mr. Taylor’s resignation or termination of his employment for any reason other than death, he would be fully vested in his retirement benefits and would begin to receive such benefits within the month following termination (subject to the requirements of Section 409A of the Internal Revenue Code).

The Company also entered into a salary continuation agreement and a split dollar agreement with Mr. Gardunio in August 2005, which entitles him to an annual benefit of $75,000 for 10 years upon retirement, subject to certain restrictions. No benefits are payable in the event of termination for cause. A lump sum death benefit of $581,000 is provided under the split dollar agreement, and once a death benefit is paid the Company is released from its obligation to pay any remaining retirement benefits that would otherwise be due under Mr. Gardunio’s salary continuation agreement. Mr. Gardunio reached the normal retirement age under his agreement in August 2015 and can now retire at any time and receive benefit payments, with the timing of such payments subject to the requirements of Section 409A of the Internal Revenue Code, although he has not indicated to the Company that retirement plans are imminent. The balance shown for Mr. Gardunio in the Pension Benefits table above represents his fully-accrued salary continuation benefit as of December 31, 2017.

The Company accrues monthly for post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed in 2017 for the Named Executive Officers for salary continuation arrangements are included as part of “All Other Compensation” in the Summary Compensation Table, and were more than offset by income from Company-owned life insurance policies.

Compensation of Directors

Non-employee directors received $1,000 per meeting for their attendance at Board meetings in 2017 and $600 per meeting for committee meetings attended, except for the Chairman of the Board who received $1,700 per Board meeting, and the Audit Committee and Senior Loan Committee Chairmen who each received $1,200 per committee meeting chaired. In addition, all directors received an annual retainer of $21,105. The President/CEO received the annual retainer applicable to all directors as well as the standard per meeting fee for attendance at Board of Directors meetings, but no fees for attending committee meetings. For 2018, the annual retainer was increased by 5% to $22,160 and the Board meeting fee was raised to $1,200 per meeting for all directors except the Chairman of the Board, who now receives $1,900 per meeting, while committee meeting fees remain the same as in 2017.

The Company instituted a Director Retirement Plan on October 1, 2002, and entered into associated agreements with its non-employee directors at that time. A supplemental plan for independent directors was adopted effective January 1, 2007. Current directors who qualify as plan participants are directors Tharp, Berra and Woods. The plans provide a combined annual benefit of $50,000 to each participant for a period of 10 years, commencing at retirement, disability, or a “change in control.” In the event of death prior to any of those events, the plans provide a combined death benefit of $377,232, which is equal to the Company’s accrued liability for each plan participant. In case of death after the commencement of any benefit payments made pursuant to retirement disability, or a change in control, the death benefit is bifurcated according to the different terms of the 2002 and 2007 agreements. The earlier agreements provide for the payment of a lump sum benefit equal to the present value of the remaining payments under those agreements, discounted at 8%, while the latter agreements stipulate that the normal benefit due under those agreements will continue to be paid. The Company’s liability for potential payments under the director retirement agreements is fully accrued, and directors with retirement agreements are completely vested and eligible for their full benefits under those agreements.

The Company also purchased single-premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was first implemented, in part to provide tax advantaged income to offset the annual cost of the accruals. Those policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investment in the policies, as well as for certain payments made under the retirement agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2017. Compensation paid to Mr. McPhaill, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[38]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[39]	All Other Compensation[40]	Total

Albert L. Berra	$64,305	$30,629	–	$5,373	$100,307
Vonn R. Christenson	36,105	30,629	–	–	66,734
Laurence S. Dutto	35,305	30,629	–	–	65,934
Robb Evans	41,905	30,629	–	–	72,534
Robert L. Fields[41]	39,705	30,629	–	–	70,334
James C. Holly	60,505	30,629	–	30,323	121,457
Lynda B. Scearcy	57,505	30,629	–	–	88,134
Morris A. Tharp	67,105	30,629	–	5,989	103,723
Gordon T. Woods	58,105	30,629	–	8,958	97,692

CEO Pay Ratio Disclosure

This section is provided to satisfy the provisions of the SEC’s pay ratio disclosure rule (Item 402(u) of Reg S-K), which requires the disclosure of the ratio of the total annual compensation of the Company’s CEO to the median of the total annual compensation of all other employees of the Company. To determine the median employee of the Company based on total compensation, we utilized a list of all active employees of the Company at December 31, 2017 excluding the CEO. The compensation calculated for each of those employees includes wages paid during 2017 and, if applicable, incentive compensation, the grant date fair value of stock options, employer contributions to the employee’s 401(k) plan, and the value of any other compensation or perquisites not generally available to all employees, if material. Base wages were annualized for employees who had not been with the Company for the full year. Based on our analysis of this data, total compensation for the Company’s median employee was $39,222 for 2017. As disclosed in “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Summary Executive Compensation Information,” the total annual compensation for our CEO was $871,092 in 2017. Total compensation for our CEO was thus determined to be 22 times that of our median employee.

38 Represents the aggregate grant date fair value of options granted in 2017, computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2017. As of December 31, 2017, each non-employee director held fully vested stock options covering the following numbers of shares: directors Tharp, Berra, Holly and Scearcy, 37,500 shares each; director Fields: 12,500 shares; director Woods: 22,500 shares; and directors Christenson, Dutto and Evans: 5,000 shares each. No options were exercised by the non-employee directors during 2017. Information concerning stock options granted to and held by Mr. McPhaill, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

39 There were no retirement plan accruals or above market or preferential earnings on non-qualified deferred compensation accounts in 2017.

40 Consists entirely of cash bonuses to reimburse the applicable individuals for the imputed value and tax costs associated with their split dollar life insurance benefits.

41 Mr. Fields retired effective February 15, 2018 and was designated as a director emeritus effective upon his retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 26, 2018, except for the persons listed in the table below. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF DIRECTORS.” The following table furnishes information regarding the known holders of more than 5% of the Company’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	807,836[42]	5.30%[43]

Common Stock	Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Building One Austin, Texas 78746	965,526[44]	6.33%[43]

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2017 fiscal year, no director or executive officer failed to file, on a timely basis, reports required during or with respect to 2017 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that director Christenson inadvertently filed one Form 4 three business days late with respect to one small purchase in May 2017.

42 Represents shares reported on a Schedule 13G as of December 31, 2017 filed with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 789,296 of such shares and sole dispositive power with respect to all 807,836 shares.

43 The denominator used to calculate these percentages is the number of shares issued and outstanding as of March 26, 2018. However, the numerator is the number of shares reported in SEC filings as of December 31, 2017.

44 Represents shares reported on a Schedule 13G as of December 31, 2017 filed with the SEC by Dimensional Fund Advisors, L.P. (“Dimensional”). Dimensional has sole voting power with respect to 917,777 of such shares and sole dispositive power with respect to all 965,526 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported in the table are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2017, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. Vavrinek audited the Company’s financial statements for the year ended December 31, 2017. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Vavrinek. It is the intention of the persons named in the Proxy to vote such Proxy “FOR” the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Vavrinek, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Vavrinek are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Vavrinek for the fiscal years ended December 31, 2017 and 2016, were as follows:

	2017	2016
Audit fees	$309,000	$295,000

Audit related fees[45]	30,000	25,350

Tax fees[46]	52,900	40,750

All other fees	–	–

Total	$391,900	$361,100

None of the fees paid to Vavrinek during 2017 and 2016 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Vavrinek’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

Your Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the compensation disclosure rules of the SEC, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation (together with the accompanying narrative disclosure) above. As previously disclosed by the Company, the Board of Directors has determined, and the shareholders have agreed, that it will hold an advisory vote on executive compensation on an annual basis.

45 Consists of $15,000 and $13,350 for audits of the Company’s employee benefit plans for 2017 and 2016 respectively; and $15,000 and $12,000 for services related to merger/acquisition accounting issues in 2017 and 2016, respectively.

46 Tax services included preparation of tax returns and tax payment planning services, as well as fees related to other tax advice, tax consulting and planning.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, and to express their views on the compensation of our Named Executive Officers as disclosed herein. This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. Furthermore, because this non-binding advisory vote relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of its shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

Your Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the disclosure rules of the SEC.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2019 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 21, 2018, in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2019 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 6, 2019. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 20, 2018	SIERRA BANCORP

Kevin J. McPhaill
President and Chief Executive Officer

A COPY OF THE COMPANY’S 2017 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO KENNETH R. TAYLOR, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

SIERRA BANCORP Parent Company for Bank of the Sierra IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, May 22, 2018 Vote by Internet • Go to www.investorvote.com/BSRR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED ON PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS - To elect the following four individuals to serve as Class I directors until the 2020 annual meeting of shareholders and until their successors are elected and qualified: 01 - Robb Evans 02 - James C. Holly 03 - Lynda B. Scearcy 04 - Morris A. Tharp Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2018, as described in the Company’s Proxy Statement dated April 20, 2018. For Against Abstain 3. Advisory Vote on Executive Compensation. 4. To approve, on an advisory and non binding basis, the compensation paid to the Company’s Named Executive Officers, as described in the Company’s Proxy Statement dated April 20, 2018. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of Sierra Bancorp or its Board of Directors at the Meeting. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 02TANA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
SIERRA BANCORP
Parent Company for Bank of the Sierra
Proxy — SIERRA BANCORP
ANNUAL MEETING OF SHAREHOLDERS — May 23, 2018 The undersigned shareholder(s) of Sierra Bancorp (the “Company”) hereby nominates, constitutes and appoints Morris A. Tharp, James C. Holly and Kevin J. McPhaill, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the”Meeting”) of the Company to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 23, 2018 at 7:30 p.m., and at any adjournment of adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side. THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED ON PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE MARK, SIGN, AND DATE ON THE REVERSE SIDE.